Tempur Sealy Announces Proposed $800 Million Senior Notes Offering

LEXINGTON, KY, March 11, 2021 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today announced that it intends to offer, subject to market and other considerations, $800 million aggregate principal amount of senior notes due 2029 (the “Notes”). The offering will be made to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (“Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The Notes will be senior unsecured obligations of the Issuer guaranteed by the same entities that guarantee its obligations under its existing credit facility. The terms of the Notes will be determined by negotiations between Tempur Sealy and the initial purchasers.

Tempur Sealy intends to use the net proceeds from this offering partly to redeem in full the outstanding 5.50% senior notes due 2026 (the “Senior Notes due 2026”), and to use the balance for general corporate purposes. This press release is not a notice of redemption of the Company’s Senior Notes due 2026.

This announcement is not an offer to sell or a solicitation of an offer to buy any security. The Notes will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered wherever and however consumers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We continue to implement programs consistent with our responsibilities.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com